SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 4)
webMethods, Inc.
(Name of Subject Company)
webMethods, Inc.
(Name of Person Filing Statement)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
94768C108
(Common Stock)
(CUSIP Number of Class of Securities)

David Mitchell
President and Chief Executive Officer
webMethods, Inc.
3877 Fairfax Ridge Road, South Tower
Fairfax, Virginia 22030
(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement).
With a Copy to:
Lawrence T. Yanowitch, Esq.
Charles W. Katz, Esq.
Morrison & Foerster llp
1650 Tysons Blvd, Suite 400
McLean, Virginia 22102
(703) 760-7700

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Purpose of the Amendment
The purpose of this amendment is to amend Item 9 — Materials to Be Filed as Exhibits by adding new exhibits (a)(2)(G) and (a)(2)(H) and revising the Exhibit Index accordingly.
Item 9. Material to Be Filed as Exhibits

Exhibit
No.	Description
(a)(1)(A)	Offer to Purchase dated April 18, 2007.*†
(a)(1)(B)	Form Letter of Transmittal.*†
(a)(1)(C)	Form of Notice of Guaranteed Delivery.*†
(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*†
(a)(1)(E)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*†
(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*†
(a)(1)(G)	Text of press release issued by Parent and the Company dated April 5, 2007 (incorporated by reference to the pre-commencement Schedule 14D-9C filed with the SEC on April 5, 2007).
(a)(1)(H)	Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder (incorporated by reference to Annex I attached to the Company’s Schedule 14D-9 filed with the SEC on April 18, 2007).†
(a)(2)(A)	Letter to Stockholders from the Chief Executive Officer of the Company, dated April 18, 2007.†**
(a)(2)(B)	E-mail to webMethods Employees and Frequently Asked Questions, from the Chief Executive Officer of the Company, dated April 5, 2007 (incorporated by reference to the pre-commencement Schedule 14D-9C filed with the SEC on April 5, 2007).
(a)(2)(C)	Investor Presentation by Parent and the Company (incorporated by reference to the precommencement Schedule 14D-9C filed with the SEC on April 5, 2007).
(a)(2)(D)	E-mail to webMethods Employees and Frequently Asked Questions Regarding Immigration Consequences of the Sale of webMethods to Software A.G., dated April 24, 2007 (incorporated by reference to the Company’s Schedule 14D-9/A filed with the SEC on April 24, 2007).
(a)(2)(E)	Transcript of Employee Update Call with David Mitchell, dated April 23, 2007 (incorporated by reference to the Company’s Schedule 14D-9/A filed with the SEC on April 24, 2007).
(a)(2)(F)	Letter to Stockholders from the Chief Executive Officer of Software A.G., dated April 26, 2007.
(a)(2)(G)	Email to webMethods Employees and Frequently Asked Questions Regarding Tender Offer Procedures for webMethods Employees, dated May 8, 2007.
(a)(2)(H)	Transcript of Employee Update Call with David Mitchell, dated May 7, 2007.
(a)(5)	Opinion of Bear Stearns to the Board of Directors of the Company, dated April 4, 2007 (incorporated by reference to Annex II attached to the Company’s Schedule 14D-9 filed with the SEC on April 18, 2007).†
(e)(1)	Agreement and Plan of Merger, dated as of April 4, 2007, by and among Purchaser, Parent and the Company (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2007).
(e)(2)	Tender and Support Agreement, dated as of April 4, 2007, by and among Purchaser, Parent, the Company and each director and executive officer of the Company (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the SEC on April 6, 2007).
(e)(3)(A)	Executive Agreement, dated March 9, 2004, by and between the Company and Douglas McNitt.**
(e)(3)(B)	Executive Agreement, dated January 2, 2007, by and between the Company and Kenneth A. Sexton (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the SEC on February 9, 2007).
(e)(3)(C)	Amended and Restated Executive Agreement, dated December 21, 2006, by and between the Company and David L. Mitchell (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on February 9, 2007).

Exhibit
No.	Description
(e)(3)(D)	Executive Agreement, dated April 2, 2007, by and between the Company and Michael L. Krone.**
(e)(3)(E)	Executive Agreement, dated March 15, 2005, by and between the Company and Kristin Weller Muhlner.**
(e)(4)	Form of Indemnification Agreement with the directors and officers of the Company (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 8, 1999).
(e)(5)	Amendment to Rights Agreement, dated April 4, 2007, between the Company and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2007).
(e)(6)(A)	Confidentiality Agreement, dated January 30, 2007, by and between Parent and the Company.**
(e)(6)(B)	Amendment to Confidentiality Agreement, dated March 5, 2007, by and between Parent and the Company.**
(e)(7)	webMethods, Inc. 2006 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2006).
(e)(8)	webMethods, Inc. Amended and Restated Stock Option Plan, as amended (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002).
(e)(9)	webMethods, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 2, 2006).
(e)(10)	webMethods, Inc. Deferred Compensation Plan for Directors, as amended (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2005).
(e)(11)	Infravio, Inc. 2000 Stock Plan, as amended (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the SEC on October 10, 2006).
(e)(12)	Translink Software, Inc. Stock Option Plan (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement of Form S-8 filed with the SEC on August 17, 2000).
(e)(13)	Alier, Inc. 1996 Stock Option Plan (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(e)(14)	Alier, Inc. 1997 Stock Option Plan (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(e)(15)	Active Software, Inc. 1996 Stock Plan (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(e)(16)	Active Software, Inc. 1996A Stock Plan (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(e)(17)	Active Software, Inc. 1999 Stock Plan (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(e)(18)	Active Software, Inc. 1999 Directors’ Stock Option Plan (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 17, 2000).
(g)	None.

*	Incorporated by reference to Schedule TO filed by Purchaser and Parent on April 18, 2007.

†	Included in materials mailed to stockholders of the Company.

**	Incorporated by reference to the Company’s Schedule 14D-9 filed with the SEC on April 18, 2007.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: May 8, 2007.

By:	/s/ David Mitchell
	Name:	David Mitchell
	Title:	President and CEO